Exhibit 2.1
FORM OF
SEPARATION AGREEMENT, PLAN OF REORGANIZATION AND DISTRIBUTION
by and between
PEABODY ENERGY CORPORATION
and
PATRIOT COAL CORPORATION
Dated as of                      __, 2007

SEPARATION AGREEMENT, PLAN OF REORGANIZATION AND DISTRIBUTION

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Exhibits:

Exhibit A	Table of Patriot Entities
Exhibit B	Employee Matters Agreement
Exhibit C	Real Property Agreements
Exhibit D	Software License Agreement
Exhibit E-1	Coal Act Liability Assumption Agreement
Exhibit E-2	NBCWA Liability Assumption Agreement
Exhibit E-3	Salaried Employee Liability Assumption Agreement
Exhibit F	Tax Separation Agreement
Exhibit G	Transition Services Agreement
Exhibit H	Master Equipment Sublease Agreement
Exhibit I	Common Interest Agreement
Exhibit J-1	Coal Supply Agreement I
Exhibit J-2	Coal Supply Agreement II
Exhibit J-3	Master Coal Supply Agreement
Exhibit K	Administrative Services Agreement
Exhibit L	TECO Overriding Royalty Agreement
Exhibit M	DTA Throughput Agreement
Exhibit 2.01	Restructuring Steps
Schedules:

Schedule 1.1(a)	Assumed Patriot Liabilities
Schedule 1.1(b)	Patriot Contracts
Schedule 1.1(c)	Patriot Liabilities
Schedule 1.1(d)	Patriot Liabilities related to Indebtedness
Schedule 2.02(g)	Conveyance of Assets
Schedule 2.06(b)	Limitation of Liability
Schedule 2.08(a)	Promissory Notes
Schedule 4.01(a)	Patriot Bank Accounts
Schedule 4.02(a)	Guaranteed Patriot Liabilities
Schedule 4.02(b)	Guaranteed PEC Liabilities
Schedule 4.10(a)	Prairie State Reorganization Steps
Schedule 4.10(b)	Prairie State Permits
Schedule 5.01(a)	Patriot Actions
Schedule 5.01(b)	PEC Actions
Schedule 5.01(e)	Joint Actions
Schedule 5.01(5)	Transferred Patriot Actions
Schedule 5.01(h)	Transferred PEC Actions
Schedule 9.01(a)	Intercompany Accounts
Schedule 15.01	Expenses to be paid by Patriot

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SEPARATION AGREEMENT, PLAN OF REORGANIZATION AND DISTRIBUTION
     SEPARATION AGREEMENT, PLAN OF REORGANIZATION AND DISTRIBUTION (this “Agreement”), dated as of ___ ___, 2007, by and between Peabody Energy Corporation, a Delaware corporation (“PEC”) and Patriot Coal Corporation, a Delaware corporation (“Patriot” and together with PEC, the “Parties”, and each individually, a “Party”).
RECITALS
     A. Patriot is a wholly-owned subsidiary of PEC formed for the purpose of taking title to the stock of certain PEC subsidiaries, the assets and liabilities of which constitute the coal mining business of PEC in West Virginia, all coal mines and certain coal reserves in Kentucky and certain coal reserves in the states of Ohio and Illinois.
     B. The Board of Directors of PEC has determined that it is in the best interests of PEC and its shareholders to transfer and assign to Patriot effective at and after the Effective Time (as defined herein) and as a contribution to the capital of Patriot, the capital stock of the PEC subsidiaries that currently operate the Patriot Business (as defined herein) as listed in Exhibit A hereto and certain related assets and to receive in exchange therefor shares of Patriot Common Stock (as defined herein).
     C. The Board of Directors of PEC has further determined that it is in the best interests of PEC and its shareholders to make a distribution (the “Distribution”) to the holders of PEC Common Stock (as defined herein) of all of the outstanding shares of Patriot Common Stock at the rate of one share of Patriot Common Stock for every ten shares of PEC Common Stock outstanding as of the Record Date (as defined herein).
     D. The Parties intend that the Contribution (as defined herein) constitute a reorganization described in Section 368(a)(1)(D) of the Code (as defined herein) and that the Distribution not be taxable to PEC or its shareholders pursuant to Section 355 of the Code.
     E. The Parties have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Contribution and the Distribution and to set forth other agreements that will govern certain other matters following the Distribution.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01. Definitions. As used herein, the following terms have the following meaning:

     “Action” means any claim, suit, arbitration, inquiry, proceeding, or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal.
     “Administrative Services Agreement” means the Administrative Services Agreement, substantially in the form of Exhibit K hereto, entered into at or prior to the Effective Time, between Patriot and Peabody Holding Company, LLC, a wholly-owned subsidiary of PEC (“Peabody Holding”), as amended from time to time.
     “Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.
     “Ancillary Agreements” means all of the written agreements, instruments, understandings, assignments and other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including, without limitation, the Employee Matters Agreement, the Tax Separation Agreement, the Transition Services Agreement, the Software License Agreement, the Real Property Agreements, the Liability Assumption Agreements, the Master Equipment Sublease Agreement, the Administrative Services Agreement, the Common Interest Agreement, the TECO Overriding Royalty Agreement, the DTA Throughput Agreement, the Coal Supply Agreements and other documents relating to the transfer of assets and liabilities in contemplation of the Contribution and Distribution.
     “Applicable Rate” means the Prime Rate plus 2.0% per annum.
     “Assets” means all properties, rights, contracts, leases and claims, of every kind and description, wherever located, whether tangible or intangible, and whether real, personal or mixed.
     “Assumed Patriot Liabilities” means those Patriot Liabilities assumed by PEC as set forth on Schedule 1.1(a).
     “Claims Administration” means the administration of claims made under the Third Party Policies, including the reporting of claims to the unaffiliated, third-party insurance carriers that issued the Third Party Policies, management and defense of such claims, negotiating the resolution of such claims, and providing for appropriate releases upon settlement of such claims.
     “Coal Supply Agreements” means (i) the Coal Supply Agreement I, substantially in the form of Exhibit J-1 hereto, entered into at or before the Effective Time between COALSALES II, LLC and Patriot Coal Sales LLC, (ii) the Coal Supply Agreement II, substantially in the form of Exhibit J-2 hereto, entered into at of before the Effective Time between COALSALES, LLC and Patriot Coal Sales LLC, and (iii) each agreement entered into by Patriot Coal Sales LLC, substantially in the form of the Master Coal Supply Agreement attached hereto as Exhibit J-3, each of which as amended from time to time.

     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Commission” means Securities and Exchange Commission.
     “Common Interest Agreement” means the Common Interest Agreement, substantially in the form of Exhibit I hereto, entered into at or prior to the Effective Time, between PEC and Patriot, as amended from time to time.
     “Confidential Information” means all business or operational information concerning a Party and/or its subsidiaries (including (i) earnings reports and forecasts, (ii) macro-economic reports and forecasts, (iii) business and strategic plans, (iv) general market evaluations and surveys, (v) litigation presentations and risk assessments, (vi) budgets, (vii) financing and credit-related information, (viii) specifications, ideas and concepts for products and services, (ix) quality assurance policies, procedures and specifications, (x) customer information, (xi) Software, (xii) training materials and information, and (xiii) all other know-how, methodology, procedures, techniques and trade secrets related to design, development and operational processes) which, prior to or following the Effective Time, has been disclosed by a Party or its subsidiaries to the other Party or its subsidiaries, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other (except to the extent that such information can be shown to have been (i) in the public domain through no action of such Party or its subsidiaries or (ii) lawfully acquired from other sources by such Party or its subsidiaries to which it was furnished; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).
     “Contribution” is defined in Section 2.01.
     “Distribution” is defined in the recitals to this Agreement.
     “Distribution Agent” means American Stock Transfer & Trust Company, in its capacity as agent for PEC in connection with the Distribution.
     “Distribution Date” means the date upon which the Distribution shall be effective, as determined by the Board of Directors of PEC, or such committee of such Board of Directors as shall be designated by the Board of Directors of PEC.
     “DTA Throughput Agreement” means the Throughput Agreement, substantially in the form of Exhibit M hereto, entered into at or before the Effective Time between Peabody Terminals, LLC, James River Coal Terminal, LLC and Patriot Coal Sales LLC, as amended from time to time.
     “Effective Time” means 11:59 p.m. St. Louis time on                      ___, 2007.
     “Employee Matters Agreement” means the Employee Matters Agreement, substantially in the form of Exhibit B hereto, entered into at or prior to the Effective Time between PEC and Patriot, as amended from time to time.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Force Majeure” means, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, earthquakes, hurricanes, riots, pandemics, fires, sabotage, strikes, lockouts, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism.
     “Form 10” means the registration statement on Form 10 filed by Patriot with the Commission to effect the registration of the Patriot Common Stock pursuant to the Exchange Act, as such registration statement may be amended from time to time.
     “Fort” is defined in Section 4.09(a).
     “Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any official thereof.
     “Group” means the PEC Group or the Patriot Group, as the context so requires.
     “Guaranteed Patriot Liabilities” means the Patriot Liabilities on which any member of the PEC Group is an obligor by reason of any guarantee or contractual commitment, including Liabilities under any contract assumed by any member of the Patriot Group from any member of the PEC Group with respect to which any member of the PEC Group remains liable.
     “Guaranteed PEC Liabilities” means (i) the PEC Liabilities on which any member of the Patriot Group is an obligor by reason of any guarantee or contractual commitment, including Liabilities under any contract assumed by any member of the PEC Group from any member of the Patriot Group with respect to which any member of the Patriot Group remains liable, and (ii) the Assumed Patriot Liabilities.
     “Indebtedness” means (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by any Person, whether or not such Person has assumed or becomes liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable, (vi) reimbursement obligations with respect to surety and performance bonds or letters of credit, and (vii) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv), (v) and (vi) above.
     “Indemnifiable Loss” means any and all damage, loss, liability, and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses) in connection with any and all Actions or threatened Actions.

     “Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data.
     “Information Statement” means the information statement required by the Commission to be sent to each holder of PEC Common Stock in connection with the Distribution, and prepared in accordance with the Exchange Act.
     “Insurance Administration” means, with respect to each Third Party Policy: (i) the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and self-insured retentions, as appropriate, under the terms and conditions of such Third Party Policy; (ii) the reporting to the relevant unaffiliated, third-party insurer that issues such Third Party Policy of any losses or claims which may be covered by such Third Party Policy; and (iii) the distribution of Insurance Proceeds related to such Third Party Policy, subject to the terms of Section 4.03.
     “Insurance Proceeds” means those monies (i) received by an insured from an unaffiliated third-party insurer under any Third Party Policy, or (ii) paid by such third-party insurer on behalf of an insured under any Third Party Policy, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, self-insured retentions, or cost of reserve paid or held by or for the benefit of such insured.
     “Insured Claims” means those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Third Party Policies, whether or not subject to deductibles, co-insurance, uncollectibility or retrospectively-rated premium adjustments.
     “Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all United States and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) Trademarks, (iii) copyrights, whether statutory or common law, registered or unregistered and published or unpublished, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) rights in Software, (vii) trade secrets and all other confidential information, know-how, inventions, improvements, proprietary processes, formulae, models and methodologies, (viii) rights to personal information, (ix) telephone numbers and internet protocol addresses, (x) rights, priorities and privileges arising under applicable law in the foregoing and in other similar intangible assets, (xi) applications and registrations for the foregoing, and (xii) rights and remedies against past, present, and future infringement, misappropriation, or other violation of the foregoing.

     “Intercompany Accounts” means any receivable, payable or loan between any member of the PEC Group, on the one hand, and any member of the Patriot Group, on the other hand that exists prior to the Effective Time and is reflected in the Records of the relevant members of the PEC Group and the Patriot Group, except for any such receivable, payable or loan that arise pursuant to this Agreement or any Ancillary Agreement.
     “IRS” means the United States Internal Revenue Service.
     “Joint Action” means any current or future Action with respect to which it is unclear at the onset of such Action whether Liabilities will arise primarily in connection with the Patriot Business or the PEC Business, including any of the Actions listed on Schedule 5.01(e).
     “KELLC” is defined in Section 4.09(a).
     “Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).
     “Liabilities” means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement or any Ancillary Agreement, any law, rule, regulation, action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.
     “Liability Assumption Agreements” means each of (i) the Coal Act Liability Assumption Agreement, substantially in the form of Exhibit E-1 hereto, (ii) the NBCWA Liability Assumption Agreement, substantially in the form of Exhibit E-2 hereto, and (iii) the Salaried Employee Liability Assumption Agreement, substantially in the form of Exhibit E-3 hereto, in each case entered into at or before the Effective Time between Patriot and Peabody Holding, as amended from time to time.
     “Master Equipment Sublease Agreement” means the Master Equipment Sublease Agreement, substantially in the form of Exhibit H hereto, entered into at or before the Effective Time between PEC Equipment Company, LLC and Patriot Leasing Company LLC, as amended from time to time.
     “NYSE” means the New York Stock Exchange.
     “Other Party’s Marks” is defined in Section 4.05(a).
     “Party” is defined in the preamble to this Agreement.
     “Patriot” is defined in the preamble to this Agreement.
     “Patriot Accounts” is defined in Section 4.01(a).

     “Patriot Action” means any current or future Action relating primarily to the Patriot Business in which one or more members of the PEC Group is a defendant or the party against whom a claim or investigation is directed, including any of the Actions listed on Schedule 5.01(a), but excluding any Joint Action.
     “Patriot Articles” means the articles of incorporation of Patriot in the form filed as an exhibit to the Form 10 at the time it becomes effective.
     “Patriot Assets” means:
               (a) the capital stock or partnership interest, as applicable, of any of the entities listed in Exhibit A;
               (b) the Real Property Assets;
               (c) the Patriot Contracts; and
               (d) except as otherwise provided in an Ancillary Agreement, all Assets that are (i) owned of record or held in the name of a member of the Patriot Group on the Distribution Date, (ii) treated for internal financial reporting purposes of PEC prior to the Distribution Date or on the Patriot Business Balance Sheet as owned by a member of the Patriot Group, (iii) on the Distribution Date used exclusively by one or more members of the Patriot Group, or (iv) transferred to a member of the Patriot Group pursuant to any Ancillary Agreement.
     “Patriot Business” means the business comprised of the Patriot Assets and the Patriot Liabilities.
     “Patriot Business Balance Sheet” means the consolidated balance sheet of the Patriot Group as of the Effective Time, which balance sheet shall be prepared by PEC on a basis consistent with PEC’s historical practices for the preparation of subsidiary balance sheets.
     “Patriot Bylaws” means the bylaws of Patriot in the form filed as an exhibit to the Form 10 at the time it becomes effective.
     “Patriot Common Stock” means the outstanding shares of common stock, $.01 par value, of Patriot.
     “Patriot Contracts” means the following agreements or arrangements to which PEC or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, except for any such agreement or arrangement or part thereof (i) that is expressly contemplated not to be transferred or assigned by any member of the PEC Group to Patriot, or (ii) that is expressly contemplated to be transferred or assigned to (or remain with) any member of the PEC Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:
          (i) any agreement or arrangement entered into in the name of, or expressly on behalf of, any division, business unit or member of the Patriot Group;

          (ii) any agreement or arrangement that relates primarily to the Patriot Business;
          (iii) any agreement or arrangement representing capital or lease obligations of facilities or equipment primarily used by any member of the Patriot Group;
          (iv) any agreement or arrangement or part thereof that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be retained by, transferred or assigned to, any member of the Patriot Group;
          (v) any guarantee, indemnity, representation or warranty of any member of the Patriot Group; and
          (vi) the agreements or arrangements listed or described on Schedule 1.1(b).
     “Patriot Group” means Patriot and any of the entities listed in Exhibit A, any of their respective subsidiaries and any subsidiary or division of any member of the PEC Group that is included in the assets of the Patriot Business as reflected in the pro forma combined balance sheet of Patriot as of                      ___, 2007 contained in the Information Statement.
     “Patriot Liabilities” means:
          (i) the Liabilities listed or described on Schedule 1.1(c) and any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained, assumed or retired by any member of the Patriot Group;
          (ii) any and all Liabilities of PEC, Patriot, or any of their respective Affiliates, primarily relating to, arising out of or resulting from:
          (A) the operation or conduct of the Patriot Business, as conducted at any time prior to, or the ownership or use of the Patriot Assets, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of PEC, Patriot, or any of their respective Affiliates (whether or not such act or failure to act is or was within such Person’s authority)); or
          (B) the operation or conduct of any business conducted by any member of the Patriot Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Patriot, or any of its Affiliates after the Effective Time (whether or not such act or failure to act is or was within such Person’s authority));
          (iii) except as otherwise expressly provided in this Agreement or any Ancillary Agreement, Liabilities set forth on the Patriot Business Balance Sheet;
          (iv) any and all Liabilities to the extent relating to, arising out of or resulting from any terminated, sold, discontinued or divested entity, business, real property, or Asset formerly and primarily owned or managed by, or associated with any member of the Patriot Group or the Patriot Business, or arising out of the sale thereof;
     (v) any Liabilities relating to or arising out of the acquisition (whether through an acquisition of stock or assets or a merger, share exchange or other form of business combination) of any business prior to the Effective Time by any member of the Patriot Group, except to the extent such Liabilities arise out of or are based upon the issuance of securities of PEC in any such business combination transaction;
     (vi) Liabilities arising under or in connection with the Form 10, except to the extent such Liabilities arise out of or are based upon information about PEC included in the sections of the Information Statement attached as Exhibit 99.1 to the Form 10 entitled “Summary—Our Company,” Summary—Summary of the Spin-Off,” and “The Spin-Off—Reasons for the Spin-Off;”
     (vii) any and all Liabilities, including those Liabilities listed on Schedule 1.1(d), relating to, arising out of or resulting from any Indebtedness (including debt securities and asset-backed debt) of any member of the Patriot Group (whether incurred prior to, on or after the Effective Time);
     (viii) any and all Liabilities of the guarantor under the Guaranteed Patriot Liabilities;
     (x) any and all Liabilities relating to, resulting from, or arising out of any Action that is primarily related to the Patriot Business, including any Patriot Action;
     (xi) any and all obligations of an insured Person under each Third Party Patriot Policy and each Third Party Policy to the extent related to or arising out of the Patriot Business; and
     (xii) any and all obligations relating to (A) labor or Mine Safety and Health Administration matters arising out of the operations of PCC at Randolph South prior to the Distribution Date or (B) labor matters arising out of the operations of PCC at Randolph North prior to the Distribution Date.
     Notwithstanding the foregoing, the Patriot Liabilities shall in any event not include:
     (A) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by any member of the PEC, including any Liabilities set forth on Schedule 1.1(a) or any Liabilities that are the subject of the Liability Assumption Agreements;
     (B) any Liabilities related or attributable to, or arising in connection with, the employment, service, termination of employment or termination of service of Patriot employees, which shall be exclusively governed by the Employee Matters Agreement;

          (C) any Liabilities related or attributable to, or arising in connection with, Taxes or Tax returns, which shall be exclusively governed by the Tax Separation Agreement; and
          (D) the Assumed Patriot Liabilities and any Liabilities of the guarantor under the Guaranteed PEC Liabilities.
     FOR THE AVOIDANCE OF DOUBT, NO LIABILITY SHALL BE A PATRIOT LIABILITY SOLELY AS A RESULT OF PATRIOT OR ANY OTHER MEMBER OF THE PATRIOT GROUP BEING NAMED AS PARTY TO, OR IN, ANY ACTION.
     “Patriot Revolving Credit Agreement” means the Revolving Credit Agreement among various lenders and Patriot, which provides for up to $500 million of availability.
     “PCC” shall mean Peabody Coal Company, LLC.
     “PEC” is defined in the preamble to this Agreement.
     “PEC Accounts” is defined in Section 4.01(a).
     “PEC Action” means any current or future Action that does not relate primarily to the Patriot Business and in which one or more members of the Patriot Group is a defendant or the party against whom any claim or investigation is directed, including any of the Actions listed on Schedule 5.01(b), but excluding any Joint Action.
     “PEC Asset” means:
          (a) the capital stock of each member of the PEC Group; and
          (b) except as otherwise provided in an Ancillary Agreement, all Assets of any member of the PEC Group or the Patriot Group that are not Patriot Assets.
     “PEC Business” means the business now or formerly conducted by PEC and its present and former subsidiaries, joint ventures and partnerships, other than the Patriot Business.
     “PEC Common Stock” means the outstanding shares of common stock, $0.01 par value, of PEC.
     “PEC Group” means PEC and its subsidiaries, joint ventures and partnerships, excluding any member of the Patriot Group.
     “PEC Liabilities” means (i) Liabilities of any member of the PEC Group under this Agreement or any Ancillary Agreement, (ii) the Assumed Patriot Liabilities, (iii) any other Liabilities of any member of the Patriot Group or the PEC Group, whether arising before, at, or after the Effective Time, that do not constitute Patriot Liabilities and (iv) any and all obligations relating to (A) permit or environmental matters, or other reclamation liabilities, relating to Randolph South or Randolph North, whether arising prior to or subsequent to the Distribution, (B) permit matters arising out of the operations by any member of the Peabody Group under any of the permits set forth on Schedule 4.10(b) subsequent to the Distribution Date but prior to the transfer of all the permits set forth on Schedule 4.10(b) to a member of the Peabody Group or (C) the requirement of Patriot or any of its Affiliates, including PCC, to make any payment under the Prairie State Bonds after the Distribution Date as a result of either (1) the failure of PEC or any of its Affiliates to meet its obligations underlying the Prairie State Bonds or (2) the failure of PCC or any of its Affiliates to be fully released from the Prairie State Bonds.
     “Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.
     “Plan” shall have the meaning set forth in the Employee Matters Agreement.
     “Policies” means insurance policies and insurance agreements or arrangements of any kind (other than life and benefits policies, agreements or arrangements), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, business interruption, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance company arrangements, together with the rights, benefits and privileges thereunder.
     “Prairie State Bonds” is defined in Section 4.10(a).
     “Prime Rate” means the rate of interest announced by Bank of America, Inc. from time to time as its “prime rate,” “prime lending rate,” “base rate” or similar reference rate. In the event the Prime Rate is discontinued as a standard, the holder hereof shall designate a comparable reference rate as a substitute therefor. For purposes hereof, the Prime Rate in effect at the close of business on each business day of Bank of America, Inc. shall be the Prime Rate for that day and any immediately succeeding non-business day or days.
     “Real Property Agreements” means all deeds, subleases, releases, assignments, consents and agreements relating to the conveyance to Patriot of the Real Property Assets and the division of real property and interests therein between members of the PEC Group and members of the Patriot Group entered into as of or prior to the Distribution Date substantially in the form of Exhibit C hereto, in each case as amended from time to time.
     “Real Property Assets” means the real property owned or controlled by the PEC Group which shall be conveyed to the Patriot Business and conveyed by Patriot to the PEC Group pursuant to the Real Property Agreements.
     “Record Date” means the date designated by or under the authority of PEC’s Board of Directors as the record date for determining the shareholders of PEC entitled to receive the Distribution.
     “Records” means any agreements, documents, books, records or files.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Sell Agreement” is defined in Section 4.09(a).

     “Snowberry” is defined in Section 2.08(a).
     “Software” means all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials related to any of the foregoing.
     “Software License Agreement” means the Software License Agreement, substantially in the form of Exhibit D hereto, entered into at or before the Effective Time between PEC and Patriot, as amended from time to time.
     “Tax” shall have the meaning given to such term in the Tax Separation Agreement.
     “Tax Separation Agreement” means the Tax Separation Agreement, substantially in the form of Exhibit F hereto, entered into at or before the Effective Time between PEC and Patriot, as amended from time to time.
     “TECO Overriding Royalty Agreement” means the Cooperation Agreement and Ratification of Assignment of Overriding Royalty Interest Payment Obligations to Tampa Electric Company – Henderson Reserves, substantially in the form of Exhibit L hereto, entered into at or prior to the Effective Time, between PCC, Highland Mining Company, LLC and Midwest Coal Reserves of Kentucky, LLC.
     “Third Party Claim” means a claim or demand made against a PEC Indemnitee or a Patriot Indemnitee by any Person who is not a Party or an Affiliate of a Party as to which such PEC Indemnitee or Patriot Indemnitee, as applicable, is or may be entitled to indemnification pursuant to this Agreement.
     “Third Party Patriot Policies” means all Policies, whether or not in force on the Effective Time, issued by unaffiliated third-party insurers to PEC, Patriot, or any of their respective Affiliates that cover risks that relate exclusively to the Patriot Business.
     “Third Party Policies” means all Policies, whether or not in force on the Effective Time, issued by unaffiliated third-party insurers to PEC, Patriot or any of their respective Affiliates that cover risks that relate to both the PEC Business and the Patriot Business.
     “Trademarks” means all United States and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar identifiers of source or origin, whether registered or unregistered, together with the goodwill connected with the use of and symbolized by any of the foregoing.
     “Transition Services Agreement” means the Transition Services Agreement, substantially in the form of Exhibit G hereto, entered into at or prior to the Effective Time between PEC and Patriot, as amended from time to time.

ARTICLE II
REORGANIZATION; CONVEYANCE OF CERTAIN ASSETS;
ASSUMPTION OF CERTAIN LIABILITIES;
CERTAIN PAYMENTS; AND TRANSITION ARRANGEMENTS
          Section 2.01. Reorganization. Prior to the Distribution Date PEC shall, and shall cause its respective subsidiaries to, use commercially reasonable efforts to complete the reorganization steps described in Exhibit 2.01 hereto. On or prior to the Distribution Date and effective as of the Effective Time, PEC shall contribute to Patriot all of the Patriot Assets in exchange for a number of shares of Patriot Common Stock that when combined with the shares of Patriot Common Stock already owned by PEC shall equal all the shares to be distributed as provided in Section 3.03 below (the “Contribution”).
          Section 2.02. Conveyance of Assets; Discharge of Liabilities. Except as otherwise expressly provided herein or in any of the Ancillary Agreements:
            (a) Effective as of the Effective Time (i) all Patriot Assets are intended to be and shall become Assets of the Patriot Group, (ii) all Patriot Liabilities are intended to be and shall become the Liabilities of the Patriot Group, and (iii) all other Assets and Liabilities of PEC and its subsidiaries are intended to be and shall remain exclusively the Assets and Liabilities of the PEC Group.
            (b) Effective as of the Effective Time, PEC agrees to transfer or cause to be transferred to Patriot or to such other members of the Patriot Group as Patriot may designate all right, title and interest of the PEC Group in and to all of the Patriot Assets.
            (c) Patriot agrees that, effective as of the Effective Time, it will transfer or cause to be transferred to PEC or to such other member of the PEC Group as PEC may designate all right, title and interest of the Patriot Group in and to all Assets that are not Patriot Assets.
            (d) Patriot agrees that it will, or will cause another member of the Patriot Group designated by Patriot to, (i) assume any of the Patriot Liabilities for which a member of the Patriot Group is not the obligor, effective as of the Effective Time, and (ii) timely pay and discharge all of the Patriot Liabilities, at and after the Effective Time.
            (e) PEC agrees that it will, or will cause another member of the PEC Group designated by PEC to, (i) assume any of the PEC Liabilities for which a member of the PEC Group is not the obligor, effective as of the Effective Time, and (ii) timely pay and discharge all of the PEC Liabilities, at and after the Effective Time.
            (f) PEC agrees that it will, or will cause another member of the PEC Group designated by PEC to, make a cash contribution of $30,000,000 to Patriot on the Distribution Date.
            (g) In the event that any conveyance of an Asset, including conveyance of any Asset listed in Schedule 2.02(g), required hereby is not effected at or before the Effective Time, the obligation to transfer such Asset shall continue past the Effective Time and shall be accomplished as soon thereafter as practicable.

            (h) If any Asset may not be transferred by reason of the requirement to obtain the consent of any third party and such consent has not been obtained by the Effective Time, then (unless otherwise expressly agreed by PEC and Patriot) such Asset shall not be transferred until such consent has been obtained. PEC and Patriot, as the case may be, shall (i) cause the owner of such Asset to use commercially reasonable efforts to provide to the appropriate member of the other Group all the rights and benefits under such Asset, (ii) cause such owner to enforce such Asset for the benefit of such member, and (iii) cause such member to assume all obligations of such Asset, in each case to the extent that such action does not cause a breach or default under such Asset. Both parties shall otherwise cooperate and use commercially reasonable efforts to provide the economic and operational equivalent of an assignment or transfer of the Asset as of the Effective Time.
            (i) From and after the Effective Time, each Party shall promptly transfer or cause the members of its Group promptly to transfer to the other Party or the appropriate member of the other Party’s Group, from time to time, any property received that is an Asset of the other Party or a member of its Group. Without limiting the foregoing, funds received by a member of one Group upon the payment of accounts receivable that belong to a member of the other Group shall be transferred to the other Group by wire transfer as promptly as practicable after the receiving party becomes aware of having received such funds.
            (j) Except as expressly set forth in this Agreement, any Ancillary Agreement, or any instrument or document contemplated by this Agreement or any Ancillary Agreement, neither any member of the PEC Group nor any member of the Patriot Group has made or shall be deemed to have made any representation or warranty as to (i) the Assets, business or Liabilities retained, transferred or assumed as contemplated hereby or thereby, (ii) any consents or approvals required in connection with the transfer or assumption by such party of any Asset or Liability contemplated by this Agreement, (iii) the value or freedom from any lien, claim, equity or other encumbrance of, or any other matter concerning, any Assets of such Party, (iv) the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset of such Party, or (v) the legal sufficiency of any assignment, document or instrument delivered to convey title to any Asset transferred. EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, ALL ASSETS WERE, OR ARE BEING, TRANSFERRED, OR ARE BEING RETAINED, ON AN “AS IS”, “WHERE IS” BASIS AND THE RESPECTIVE TRANSFEREES WILL BEAR THE ECONOMIC AND LEGAL RISKS THAT ANY CONVEYANCE OR OTHER TRANSFER SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE A TITLE THAT IS FREE AND CLEAR OF ANY LIEN, CLAIM, EQUITY OR OTHER ENCUMBRANCE.
          Section 2.03. Ancillary Agreements. As of the Effective Time, PEC and Patriot (or their appropriate subsidiaries) will execute and deliver:
            (a) A duly executed Employee Matters Agreement substantially in the form of Exhibit B hereto;
            (b) A duly executed copy of each of the Real Property Agreements substantially in the form of Exhibit C hereto;

            (c) A duly executed Software License Agreement substantially in the form of Exhibit D hereto;
            (d) A duly executed copy of each of the Liability Assumption Agreements substantially in the form of Exhibits E-1, E-2 or E-3, as applicable;
            (e) A duly executed Tax Separation Agreement substantially in the form of Exhibit F hereto;
            (f) A duly executed Transition Services Agreement substantially in the form of Exhibit G hereto;
            (g) A duly executed Master Equipment Sublease Agreement substantially in the form of Exhibit H hereto;
            (h) A duly executed Common Interest Agreement substantially in the form of Exhibit I hereto;
            (i) A duly executed copy of each of the Coal Supply Agreements, substantially in the form of Exhibits J-1, J-2 or J-3, as applicable;
            (j) A duly executed Administrative Services Agreement, substantially in the form of Exhibit K hereto;
            (k) A duly executed TECO Overriding Royalty Agreement, substantially in the form of Exhibit L hereto;
            (l) A duly executed DTA Throughput Agreement, substantially in the form of Exhibit M hereto; and
            (m) Such other agreements, leases, subleases, documents, or instruments as the Parties may agree are necessary or desirable in order to achieve the purposes hereof.
          Section 2.04. Issuance of Patriot Common Stock. On or before the Distribution Date, and in exchange for the transfer by PEC to Patriot of the stock and assets as provided above, and the surrender for reissue of all certificates representing outstanding Patriot Common Stock, Patriot will issue and deliver to PEC a certificate representing shares of Patriot Common Stock constituting all the shares to be distributed as provided in Section 3.03 below.
          Section 2.05. Resignations.
            (a) On the Distribution Date, Patriot will deliver or cause to be delivered to PEC resignations of each individual who will be an employee of Patriot or another member of the Patriot Group from and after the Distribution Date and who is an officer or director of PEC or any of its subsidiaries or affiliates not constituting a member of the Patriot Group immediately prior to the Distribution Date.

            (b) On the Distribution Date, PEC will deliver or cause to be delivered to Patriot resignations of each individuals who will be an employee of PEC or another member of the PEC Group from and after the Distribution Date and who is an officer or director of Patriot or any of its subsidiaries or affiliates not constituting a member of the PEC Group immediately prior to the Distribution Date.
          Section 2.06. Limitation of Liability.
            (a) Except as otherwise expressly provided in this Agreement, no Party or any member of such Party’s Group shall have any Liability to any other Party or any member of each other Party’s Group in the event that any Information exchanged or provided pursuant to this Agreement (but excluding any such information included in the Form 10) which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.
            (b) Except as provided in Section 4.02, Section 9.01 or as set forth in subsection (c) below, neither Party nor any member of such Party’s Group shall have any Liability to any other Party or any member of such other Party’s Group based upon, arising out of or resulting from any agreement, arrangement, course of dealing or understanding existing on or prior to the Effective Time (other than this Agreement or any Ancillary Agreement or any agreement entered into in connection herewith or therewith in order to consummate the transactions contemplated hereby or thereby), and each Party hereby terminates, and shall cause all members in its Group to terminate, any and all agreements, arrangements, course of dealings or understandings between it or any members in its Group and the other Party, or any members of its Group, effective as of the Effective Time (other than this Agreement or any Ancillary Agreement or any agreement entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby), unless such agreement, arrangement, course of dealing or understanding is set forth in any Ancillary Agreement or on Schedule 2.06(b), and any such Liability, whether or not in writing, which is not reflected in any Ancillary Agreement or on such Schedule, is hereby irrevocably cancelled, released and waived effective as of the Effective Time. No such terminated agreement, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time.
          (c) The provisions of Section 2.06(b) shall not apply to any of the following agreements, arrangements, course of dealings or understandings (or to any of the provisions thereof):
               (i) any agreement or arrangement to which any Person other than the Parties and their respective Affiliates is a Party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such agreements or arrangements constitute PEC Assets or Patriot Assets, PEC Liabilities, or Patriot Liabilities, such agreements or arrangements shall be assigned or retained pursuant to this Article II); and
               (ii) any agreements, arrangements, commitments or understandings to which any non-wholly-owned subsidiary or non-wholly-owned Affiliate of PEC or Patriot is a Party.

          Section 2.07. Novation of Liabilities; Consents.
            (a) Each Party, at the request of the other Party, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any consent, release, substitution or amendment required to novate or assign all obligations under agreements, arrangements, licenses and other obligations or Liabilities for which a member of such Party’s Group and a member of the other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such other Party as provided in this Agreement (such other Party, the “Other Party”), or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party).
            (b) If the Parties are unable to obtain, or to cause to be obtained, any such required consent, release, substitution or amendment, the Other Party or a member of such Other Party’s Group shall continue to be bound by such agreement, arrangement, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time; provided, however, that the Other Party shall not be obligated to extend, renew or otherwise cause such agreement, arrangement, license or other obligation to remain in effect beyond the term in effect as of the Effective Time. The Liable Party shall indemnify each Other Party and the members of such Other Party’s Group and hold each of them harmless against any and all Liabilities arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify the Other Party or any member of such Other Party’s Group with respect to any matter to the extent that such Other Party has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly assign, or cause to be assigned, all rights, obligations and other Liabilities thereunder of any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall assume such rights and Liabilities.

          Section 2.08. Assignment of Promissory Notes.
            (a) On the Distribution Date, PEC will assign to Snowberry Land Company (“Snowberry”), a Delaware corporation and a member of the Patriot Group all of its rights as the payee under those promissory notes listed on Schedule 2.08(a).
            (b) On the Distribution Date, PEC will cause Peabody Investments Corp., a Delaware corporation and a member of the PEC Group, to assign to Patriot or a designated member of the Patriot Group all of its rights as lender and payee under the Loan Agreement, dated June 15, 2006, with Kanawha Eagle Coal, LLC, as the borrower.
ARTICLE III
THE DISTRIBUTION
          Section 3.01. Cooperation Prior to the Distribution.
            (a) PEC and Patriot shall prepare, and PEC shall mail to the holders of PEC Common Stock, the Information Statement, which shall set forth appropriate disclosure concerning Patriot, the Distribution and any other appropriate matters. PEC and Patriot shall also prepare, and Patriot shall file with the Commission, the Form 10, which shall include the Information Statement. PEC and Patriot shall use commercially reasonable efforts to cause the Form 10 to become effective under the Exchange Act.
            (b) PEC shall, as the sole shareholder of Patriot, approve and adopt the Patriot employee benefit plans contemplated by the Employee Matters Agreement and PEC and Patriot shall cooperate in preparing, filing with the Commission under the Securities Act and causing to become effective not later than the Distribution Date any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit plan of Patriot contemplated by the Employee Matters Agreement, including without limitation, a Form S-8 with respect thereto.
            (c) PEC and Patriot shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.
            (d) Patriot shall prepare, file, and use all reasonable efforts to cause to be approved prior to the Record Date, the application to permit listing of the Patriot Common Stock on the New York Stock Exchange.
            (e) PEC and Patriot shall take all such actions as may be deemed reasonably necessary to secure a favorable ruling from the IRS that the Distribution is not taxable to PEC or its shareholders pursuant to Section 355 of the Code.
          Section 3.02. Conditions Precedent to the Distribution. In no event shall the Distribution occur unless the following conditions shall have been satisfied or waived by PEC:
            (a) PEC’s Board of Directors or a duly appointed committee thereof, shall, in its sole discretion, have established the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution;

          (b) all necessary regulatory approvals shall have been received;
          (c) the Information Statement shall have been mailed to the holders of PEC Common Stock;
          (d) the Form 10 shall have become effective under the Exchange Act, and all registration statements referred to under Section 3.01(b) shall have become effective under the Securities Act;
          (e) the Patriot Board of Directors, as named in the Form 10, shall have been elected by PEC, as sole shareholder of Patriot, and the Patriot Articles and Patriot Bylaws shall have been adopted and be in effect;
          (f) the Patriot Common Stock shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;
          (g) PEC and Patriot shall have taken all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement or any Ancillary Agreement;
          (h) PEC shall have received a favorable private letter ruling from the IRS that the Contribution constitutes a reorganization pursuant to Section 368(a)(1)(D) of the Code and that the Distribution will not be taxable to PEC or its shareholders pursuant to Section 355 of the Code, and such ruling shall continue in effect;
          (i) Patriot shall have entered into the Patriot Revolving Credit Agreement;
          (j) PEC shall have received a tax opinion from Ernst & Young LLP, in form and substance satisfactory to PEC;
          (k) PEC shall have received a solvency opinion from Duff & Phelps, in form and substance satisfactory to PEC, regarding Patriot after the Distribution;
          (l) Patriot shall have established insurance arrangements with insurers of recognized financial responsibility for Policies in such amounts and covering such risks as is adequate for the conduct of the Patriot Business and the value of Patriot’s properties and as is customary for companies engaged in similar businesses in similar industries;
          (m) the transactions described in Section 2.01 shall have occurred;
          (n) no order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect;
          (o) PEC and Patriot shall each have performed its obligations under this Agreement and each Ancillary Agreement, which are required to be performed prior to or at the time of the Distribution; and

            (p) the Parties shall have consummated those other transactions in connection with the Distribution that are contemplated by the Information Statement to be consummated prior to or at the time of the Distribution and are not specifically referred to in this Agreement or the Ancillary Agreements identified in Sections 2.03(a) — (f).
          Section 3.03. The Distribution. On or before the Distribution Date, subject to satisfaction or waiver of the conditions set forth in this Agreement, PEC shall deliver to the Distribution Agent a certificate or certificates representing all of the then outstanding shares of Patriot Common Stock held by the PEC Group, endorsed in blank, and shall instruct the Distribution Agent, except as otherwise provided in Sections 3.04 and 3.05, to distribute to each holder of record of PEC Common Stock on the Record Date one share of Patriot Common Stock for each ten shares of PEC Common Stock so held either by crediting the holder’s brokerage account or by delivering a certificate or certificates representing such shares. Patriot agrees to provide all certificates for shares of Patriot Common Stock that the Distribution Agent shall require in order to effect the Distribution.
ARTICLE IV
COVENANTS
          Section 4.01. Bank Accounts.
            (a) The Parties agree to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all agreements or arrangements governing each bank and brokerage account owned by Patriot or any other member of the Patriot Group (the “Patriot Accounts”), including all Patriot Accounts listed or described on Schedule 4.01(a), so that such Patriot Accounts, if currently linked (whether by automatic withdrawal, automatic deposit, or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by PEC or any other member of the PEC Group (the “PEC Accounts”) are de-linked from the PEC Accounts. From and after the Effective Time, no current or former employee of any member of the PEC Group shall have any authority to access or control any Patriot Account other than those who will be Patriot employees.
            (b) The Parties agree to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all agreements or arrangements governing the PEC Accounts so that such PEC Accounts, if currently linked to a Patriot Account, are de-linked from the Patriot Accounts. From and after the Effective Time, no current or former employee of any member of the Patriot Group shall have any authority to access or control any PEC Account.
            (c) With respect to any outstanding checks issued by PEC, Patriot, or any of their respective subsidiaries prior to the Effective Time, such outstanding checks shall be honored following the Effective Time by the entity or Group owning the account on which the check is drawn.
            (d) As between the two Parties (and the members of their respective Groups) all payments and reimbursements received after the Effective Time by any Party (or member of its Group) that relate to a business, Asset or Liability of another Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.
          Section 4.02. Guaranteed Patriot and PEC Liabilities.
              (a) Patriot shall use commercially reasonable efforts (excluding payment of money or incurrence of Liabilities) to obtain as promptly as practicable after the Distribution Date the release of all members of the PEC Group from any obligations with respect to Guaranteed Patriot Liabilities, including removing all members of the PEC Group from their obligations as guarantors with respect to the guarantees listed or described on Schedule 4.02(a). In no event shall any member of the Patriot Group take any action with respect to any Guaranteed Patriot Liabilities which could be reasonably expected to adversely affect the PEC Group members in any way including, without limitation, extending the term of any Guaranteed Patriot Liabilities or increasing the liability guaranteed thereunder, unless the guarantee or obligation of all PEC Group members is released as to any extended or modified liability obligations under such Guaranteed Patriot Liabilities or PEC otherwise consents in writing.
              (b) PEC shall use commercially reasonable efforts (excluding payment of money or incurrence of Liabilities) to obtain as promptly as practicable after the Distribution Date the release of all members of the Patriot Group from any obligations with respect to Guaranteed PEC Liabilities, including removing all members of the Patriot Group from their obligations as guarantors with respect to the guarantees listed or described on Schedule 4.02(b). In no event shall any member of the PEC Group take any action with respect to any Guaranteed PEC Liabilities which could be reasonably expected to adversely affect the Patriot Group members in any way including, without limitation, extending the term of any Guaranteed PEC Liabilities or increasing the liability guaranteed thereunder, unless the guarantee or obligation of all Patriot Group members is released as to any extended or modified liability obligations under such Guaranteed PEC Liabilities or Patriot otherwise consents in writing.
              (c) In the event that any PEC Group member is required to pay or otherwise satisfy any Guaranteed Patriot Liabilities, without limiting any of PEC’s rights and remedies against Patriot under this Agreement or otherwise, in order to secure Patriot’s indemnity obligations to PEC hereunder in respect of such Guaranteed Patriot Liabilities, PEC shall be entitled to all the rights of the payee in any property of any member of the Patriot Group pledged as security for such Guaranteed Patriot Liabilities.
              (d) In the event that Patriot Group member is required to pay or otherwise satisfy any Guaranteed PEC Liabilities, without limiting any of Patriot’s rights and remedies against PEC under this Agreement or otherwise, in order to secure PEC’s indemnity obligations to Patriot hereunder in respect of such Guaranteed PEC Liabilities, Patriot shall be entitled to all the rights of the payee in any property of any member of the PEC Group pledged as security for such Guaranteed PEC Liabilities.
          Section 4.03. Insurance.
            (a) Directors and Officers and Fiduciary Liability Policies. Following the Distribution, PEC will maintain directors’ and officers’ liability and fiduciary liability insurance coverage for a period of six (6) years from the Distribution Date for the directors and officers of Patriot who were directors or officers of PEC or members of the PEC Group as of the Distribution Date for acts as directors and officers of members of the PEC Group during periods prior to the Distribution Date.
            (b) Third Party Policies.
               (i) With respect to Third Party Policies, if an occurrence for which coverage is available under such Third Party Policies happens prior to the Effective Time, and a claim arising therefrom has been or is eventually asserted against Patriot or any other member of the Patriot Group and such claim is reported by Patriot to the carrier, with a copy to PEC, in accordance with the reporting provision of the applicable policy, then PEC will, or will cause the members of the PEC Group that are insured thereunder to, (A) continue to provide Patriot and any other member of the Patriot Group with access to and coverage under the applicable Third Party Policies and (B) reasonably cooperate with Patriot and take commercially reasonable actions as may be necessary or advisable to assist Patriot in submitting such claims under the applicable Third Party Policies, provided that Patriot shall be responsible for its portion of any deductibles or self-insured retentions or co-payments legally due and owing relating to such claims. For the avoidance of doubt, if an occurrence for which coverage is available under such Third Party Policies happens after the Effective Time, or a claim arising from an occurrence prior to the Effective Time is not reported by Patriot to PEC on or before the date when such occurrence must be reported to the carrier under the applicable Third Party Policy, then no payment for any damages, costs of defense, or other sums with respect to such claim shall be available to Patriot under such Third Party Policies.
               (ii) With respect to all Third Party Policies, Patriot agrees and covenants (on behalf of itself and each other member of the Patriot Group, and each other Affiliate of Patriot) not to make any claim or assert any rights against PEC and any other member of the PEC Group (including the captive insurance companies that are insured under the Third Party Policies), or the unaffiliated third-party insurers of such Third Party Policies, except as expressly provided under this Section 4.03(b).
            (c) Administration of Third Party Policies; Other Matters.
               (i) From and after the Effective Time, Patriot or a member of the Patriot Group shall be responsible for the administration of all Third Party Patriot Policies and Patriot shall be responsible for any premium adjustments, audits, deductible bills, collateral, Taxes and claims handling charges or other expenses associated with Third Party Patriot Policies.

          (ii) With respect to all Third Party Policies, from and after the Effective Time, the agent for the applicable policy shall be responsible for the Insurance Administration and Claims Administration of such Third Party Policies; provided that the retention of such administrative responsibilities by an agent of Peabody is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Third Party Policies as contemplated by the terms of this Agreement; provided, further, that the retention of such administrative responsibilities by an agent of Peabody shall not relieve the Person submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner, or of such Person’s authority to settle any such Insured Claim within any period permitted or required by the relevant Third Party Policy. PEC or any member of the PEC Group or any agent of PEC shall not settle any Insured Claim of Patriot or any member of the Patriot Group under the Third Party Policies without first obtaining the approval of Patriot or another member of the Patriot Group. Such approval shall not be unreasonably withheld, delayed or conditioned. Patriot shall have the right to utilize its broker to advocate for their interest.
          (iii) Where Patriot Liabilities are specifically covered under a Third Party Policy for periods prior to the Effective Time, or where such Third Party Policy covers claims made after the Effective Time with respect to an occurrence prior to the Effective Time, then from and after the Effective Time, Patriot may claim coverage for Insured Claims under such Third Party Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Third Party Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 4.03(b) or Section 4.03(c)(v)), subject to the terms of this Section 4.03(c).
          (iv) Except as set forth in this Section 4.03(c), PEC and Patriot shall not be liable to one another (or any of the members of their respective Groups) for claims, or portions of claims, not reimbursed by insurers under any Third Party Policy for any reason not within the control of PEC or Patriot, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of any insurance carrier(s), Third Party Policy limitations or restrictions, any coverage disputes, any failure to timely file a claim by PEC or Patriot (or any of the members of their respective Groups), or any defect in such claim or its processing. The liability of PEC and Patriot to one another for such claims is expressly limited to the amount of Insurance Proceeds received with respect to such claims and allocated to the respective Parties in accordance with Section 4.03(c)(v). It is expressly understood that the foregoing provisions in this Section 4.03(c)(iv) shall not limit any Party’s liability to any other Party for indemnification pursuant to Article VI.
          (v) Except as otherwise provided in Section 4.03(b), Insurance Proceeds received with respect to claims, costs and expenses under the Third Party Policies shall be paid, as appropriate, to PEC with respect to the PEC Liabilities, and Patriot, with respect to Patriot Liabilities. In the event that the aggregate limits on any Third Party Policies are exceeded by the aggregate of outstanding Insured Claims by the Parties or members of their respective Groups, the Parties agree to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total of their bona fide claims which were covered under such Third Party Policy, and any Party who has received Insurance Proceeds in excess of such Party’s respective percentage of Insurance Proceeds shall pay to the other Party the appropriate amount so that each Party will have received its respective percentage of Insurance Proceeds pursuant hereto. Each of the Parties agrees to use commercially reasonable efforts to maximize available coverage under those Third Party Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Third Party Policy have been exceeded or would be exceeded as a result of such Insured Claim.
               (vi) In the event that the Parties or members of their respective Groups have bona fide claims under any Third Party Policy arising from the same occurrence and for which a deductible or self-insured retention is payable, the Parties agree that the aggregate amount of the deductible or self-insured retention paid shall be borne by the Parties in the same proportion which the Insurance Proceeds received by each such Party bears to the total Insurance Proceeds received under the applicable Third Party Policy pursuant to Section 4.03(c)(v), and any Party who has paid more than such allocable share of the deductible or self-insured retention shall be entitled to receive from the other Party an appropriate amount so that each Party has borne its allocable share of the deductible or self-insured retention pursuant hereto.
          (d) Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of both Parties exist relating to the same occurrence, the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Section 4.03 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law or otherwise.
          (e) Cooperation. The Parties agree to use (and cause the members in their respective Groups to use) all commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Section 4.03.
          (f) Miscellaneous.
               (i) Nothing in this Agreement shall be deemed to restrict Patriot or PEC, or any members of their respective Groups, from acquiring at its own expense any insurance Policy in respect of any Liabilities or covering any period. Except as otherwise provided in this Agreement, from and after the Effective Time, Patriot and PEC shall be responsible for obtaining and maintaining their respective insurance programs for their risk of loss and such insurance arrangements shall be separate programs apart from each other and each will be responsible for its own deductibles and self-insured retentions for such insurance programs.
               (ii) Each of the Parties intends by this Agreement that a third-party Person, including a third-party insurer or reinsurer, or other third-party Person that, in the absence of the Agreement would otherwise be obligated to pay any claim or satisfy any indemnity or other obligation, shall not be relieved of the responsibility with respect thereto and shall not be entitled to a “windfall” (i.e., avoidance of the obligation that such Person would have in the absence of this Agreement). To the extent that any such Person would receive such a windfall, the Parties shall negotiate in good faith concerning an amendment of this Agreement.
          Section 4.04. No Hire; No Solicit. None of PEC or Patriot or any member of their respective Groups will from the Effective Time through and including the one-year anniversary of the Effective Time, without the prior written consent of the other Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, (i) solicit, aid, induce or encourage any individual who is an employee of a member of the other Party’s Group to leave his or her employment, or (ii) hire any individual who is an employee of a member of the other Party’s Group; provided, however, that nothing in this Section 4.04 shall be deemed to prohibit, any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other applicable Party; provided further, that the applicable Party has not encouraged or advised such firm to approach any such employee.
          Section 4.05. Legal Names and Signage. (a ) Except as otherwise specifically provided in any Ancillary Agreement, each Party shall exercise commercially reasonable efforts to cease (and cause all of the other members of its Group to cease), as soon as reasonably practicable after the Distribution Date, but in any event within six (6) months thereafter: (i) making any use of any names or Trademarks that include (A) any of the Trademarks of the other Party or such other Party’s subsidiaries or Affiliates (including, in the case of Patriot, “Peabody Energy” or “Peabody Energy Corporation” or any other name or Trademark containing the word “Peabody”) and (B) any names or Trademarks related thereto including any names or Trademarks confusingly similar thereto or dilutive thereof (with respect to each Party, such Trademarks of the other Party or any of such other Party’s subsidiaries or Affiliates, the “Other Party Marks”), and (ii) holding themselves out as having any affiliation with the other Party or such other Party’s subsidiaries or Affiliates; provided, however, that the foregoing shall not prohibit any Party or any member of a Party’s Group from (1) stating in any advertising or any other communication that it is formerly a PEC affiliate or (2) making use of any Other Party Mark in a manner that would constitute “fair use” under applicable Law if any unaffiliated third party made such use or would otherwise be legally permissible for any unaffiliated third party without the consent of the Party owning such Other Party Mark. In furtherance of the foregoing, as soon as practicable, but in no event later than three (3) months following the Effective Time, each Party shall (and cause all of the other members of its Group to) remove, strike over or otherwise obliterate all Other Party Marks from all of such Party’s and its subsidiaries’ and Affiliates’ assets and other materials, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems; provided, however, that Patriot shall promptly after the Effective Time post a disclaimer on the “www.patriotcoal.com” website informing its customers that as of the Effective Time and thereafter Patriot, and not PEC, is responsible for the operation of the Patriot Business, including such website and any applicable services. Any use by any Party or any of such Party’s Subsidiaries or Affiliates of any of the Other Party Marks as permitted in this Section 4.05 is subject to their compliance with all quality control and related requirements and guidelines in effect for the Other Party Marks as of the Effective Time.

               (b) Notwithstanding the foregoing requirements of Section 4.05(a), if any Party or any member of such Party’s Group exercised good faith efforts to comply with Section 4.05(a) but is unable, due to regulatory or other circumstance beyond its control, to effect a legal name change in compliance with applicable Law such that an Other Party Mark remains in such Party’s or its Group member’s legal name, then such Party or its relevant Group member will not be deemed to be in breach hereof as long as it continues to exercise good faith efforts to effectuate such name change and does effectuate such name change within nine (9) months after the Effective Time, and, in such circumstances, such Party or Group member may continue to include in its assets and other materials references to the Other Party Mark that is in such Party’s or Group member’s legal name which includes references to “Patriot Coal” or “Peabody Energy” as applicable, but only to the extent necessary to identify such Party or Group member and only until such Party’s or Group member’s legal name can be changed to remove and eliminate such references.
               (c) Notwithstanding the foregoing requirements of Section 4.05(a), Patriot shall not be required to change any name including the word “Peabody” in any third-party contract or license, or in property records with respect to real or personal property, if an effort to change the name is commercially unreasonable; provided, however, that (i) Patriot on a prospective basis from and after the Effective Time shall change the name in any new or amended third-party contract or license or property record and (ii) Patriot shall not advertise or make public any continued use of the “Peabody” name permitted by this Section 4.05(c).
          Section 4.06. Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.
               (a) Each Party agrees that during the period ending one hundred and eighty (180) days following the Effective Time and in any event solely with respect to the preparation and audit of each of the Party’s financial statements for any of the years ended December 31, 2007, 2006 and 2005, the printing, filing and public dissemination of such financial statements, the audit of each Party’s internal control over financial reporting related to such financial statements and such Party’s management’s assessment thereof, if applicable, and each Party’s management’s assessment of such Party’s disclosure controls and procedures related to such financial statements:
                 (i) Annual Financial Statements. Each Party shall provide to the other Party on a timely basis all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and, to the extent applicable to such Party, for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with all applicable provisions of Regulation S-K, including, without limitation, Items 307 and 308 of Regulation S-K and, to the extent applicable to such party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party will provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the other Party’s auditors with respect to information to be included or contained in the other Party’s annual financial statements and to permit the other Party’s auditors and management to complete the Internal Control Audit and Management Assessments.
                 (ii) Access to Personnel and Records. With respect to the 2007 fiscal year of each of PEC and Patriot, if PEC and Patriot use a different independent auditor then each audited Party shall authorize, and use commercially reasonable efforts to cause, its respective auditors to make available to the other Party’s auditors (the other Party’s auditors, collectively, the “Other Party’s Auditors”) both the personnel who performed or are performing the annual audits of such audited party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. In such an event, each Party shall make available to the Other Party’s Auditors and management its personnel and Records in a reasonable time prior to the Other Party’s Auditors’ opinion date and the other party’s management’s assessment date so that the Other Party’s Auditors and the other Party’s management are able to perform the procedures they consider necessary to conduct the Internal Control Audit and Management Assessments.
               (b) In the event a Party restates any of its financial statements that includes such Party’s audited or unaudited financial statements with respect to any balance sheet date or period of operation between January 1, 2004 and December 31, 2007, such Party will deliver to the other Party a substantially final draft, as soon as the same is prepared, of any report to be filed by such first Party with the Commission that includes such restated audited or unaudited financial statements (the “Amended Financial Report”); provided, however, that such first Party may continue to revise its Amended Financial Report prior to its filing thereof with the Commission, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, however, that such first Party’s financial personnel will actively consult with the other Party’s financial personnel regarding any changes which such first Party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the Commission, with particular focus on any changes which would have an effect upon the other Party’s financial statements or related disclosures. Each Party will reasonably cooperate with, and permit and make any necessary employees available to, the other Party, in connection with the other Party’s preparation of any Amended Financial Reports.
               (c) If any Party or member of its respective Group is required, pursuant to Rule 3-09 of Regulation S-X or otherwise, to include in its Exchange Act filings audited financial statements or other information of the other Party or member of the other Party’s Group, the other Party shall use commercially reasonable efforts (i) to provide such audited financial statements or other information, and (ii) to cause its outside auditors to consent to the inclusion of such audited financial statements or other information in the Party’s Exchange Act filings.
               (d) Nothing in this Section 4.06 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 4.06 to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information.
          Section 4.07. No Restrictions on Post-Closing Competitive Activities; Corporate Opportunities.
               (a) Except as expressly provided herein or in any of the Ancillary Agreements, it is the explicit intent of each of the Parties that this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities that may be conducted by the Parties. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of the other Party hereto to engage in any business or other activity that competes with the business of such Party, or (ii) the ability of the other Party to engage in any specific line of business or engage in any business activity in any specific geographic area.
               (b) Except as expressly provided herein or in any of the Ancillary Agreements, PEC and the PEC Group shall have the right to, and shall have no duty not to, (i) engage in the same or similar business activities or lines of business as Patriot or any other member of the Patriot Group, (ii) do business with any client or customer of Patriot or any other member of the Patriot Group, and (iii) employ or otherwise engage any officer or employee of Patriot or any other member of the Patriot Group, and neither PEC nor the PEC Group nor any officer or director thereof shall be liable to Patriot or any other member of the Patriot Group or any of Patriot’s stockholders for breach of any fiduciary duty by reason of any such activities of PEC or any other member of the PEC Group or of such person’s participation therein.
               (c) Except as expressly provided in the Ancillary Agreements, Patriot and the Patriot Group shall have the right to, and shall have no duty not to, (i) engage in the same or similar business activities or lines of business as PEC or any other member of the PEC Group, (ii) do business with any client or customer of PEC or any other member of the PEC Group, and (iii) employ or otherwise engage any officer or employee of PEC or any other member of the PEC Group, and neither Patriot nor the Patriot Group nor any officer or director thereof shall be liable to PEC or any other member of the PEC Group or any of PEC’s stockholders for breach of any fiduciary duty by reason of any such activities of Patriot or the Patriot Group or of such person’s participation therein.
               (d) In the event that PEC or any other member of the PEC Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both

PEC or any other member of the PEC Group and Patriot or any other member of the Patriot Group, neither PEC nor any other member of the PEC Group nor any agent or advisor thereof shall have any duty to communicate or present such corporate opportunity to Patriot or any other member of the Patriot Group and shall not be liable to Patriot or any other member of the Patriot Group or to Patriot’s stockholders for breach of any fiduciary duty as a stockholder of Patriot by reason of the fact that PEC or any other member of the PEC Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to Patriot or any other member of the Patriot Group.
               (e) In the event that Patriot or any other member of the Patriot Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both PEC or any other member of the PEC Group and Patriot or any other member of the Patriot Group, neither Patriot nor any other member of the Patriot Group nor any agent or advisor thereof shall have any duty to communicate or present such corporate opportunity to PEC or any other member of the PEC Group and shall not be liable to PEC or any other member of the PEC Group or to PEC’s stockholders for breach of any fiduciary duty as a stockholder of Patriot by reason of the fact that Patriot or any other member of the Patriot Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to PEC or any other member of the PEC Group.
               (f) For the purposes of this Section 4.07, “corporate opportunities” of Patriot or any other member of the Patriot Group shall include, but not be limited to, business opportunities (i) that Patriot or any other member of the Patriot Group is financially able to undertake, (ii) that are, by their nature, in a line of business of Patriot or any other member of the Patriot Group, including the Patriot Business, (iii) that are of practical advantage to Patriot or any other member of the Patriot Group, (iv) in which Patriot or any other member of the Patriot Group has an interest or a reasonable expectancy, and (v) in which, by embracing the opportunities, Patriot or any other member of the Patriot Group will cause the self-interest of PEC or any other member of the PEC Group or any of their officers or directors to be brought into conflict with that of Patriot or any other member of the Patriot Group, and “corporate opportunities” of PEC or any other member of the PEC Group shall include, but not be limited to, business opportunities (i) that PEC or any other member of the PEC Group is financially able to undertake, (ii) that are, by their nature, in a line of business of PEC or any other member of the PEC Group, (iii) that are of practical advantage to PEC or any other member of the PEC Group, (iv) in which PEC or any other member of the PEC Group have an interest or a reasonable expectancy, and (v) in which, by embracing the opportunities, PEC or any other member of the PEC Group will cause the self-interest of Patriot or any other member of the Patriot Group or any of their officers or directors to be brought into conflict with that of PEC or any other member of the PEC Group.
          Section 4.08. Right of Offset.
               (a) To the extent PEC or any other member of the PEC Group has the right to receive any amounts hereunder, including under the provisions of Article VI, or under any Ancillary Agreement or under any other arrangement between any member of the PEC Group and Patriot or any other member of the Patriot Group, then PEC may satisfy such amounts out of and shall have a right of off-set against any amounts then currently due from Patriot or any other member of the Patriot Group to PEC or any other member of the PEC Group hereunder or thereunder. For the avoidance of doubt, the parties acknowledge that expenses payable by Patriot pursuant to Section 15.01 of this agreement may be offset against amounts payable to Patriot pursuant to Section 2.02(f).
               (b) To the extent Patriot or any other member of the Patriot Group has the right to receive any amounts hereunder, including under the provisions of Article VI, or under any Ancillary Agreement or under any other arrangement between any member of the Patriot Group and PEC or any other member of the PEC Group, then Patriot may satisfy such amounts out of and shall have a right of off-set against any amounts then currently due from PEC or any other member of the PEC Group to Patriot or any other member of the Patriot Group hereunder or thereunder
          Section 4.09. KE Ventures Interest. To the extent the options referred to in clause (a) or (b) below are not exercised prior to the Distribution Date, Peabody shall pay Patriot’s subsidiary, Fort Energy, LLC (“Fort”), $13,647,418 towards the purchase price of the remaining member interests as of June 15, 2007 in Knox Energy, LLC and KE Ventures LLC held by Kanawha Eagle Limited Liability Company (“KELLC”) in the event either (a) KELLC exercises its put option (or successive put options) pursuant to Section 1.1 of the Member Buy and Sell Agreement, dated as of March 29, 2006 (“Sell Agreement”), between Fort and KELLC or (b) Fort exercises its call option(s) pursuant to Article II of the Sell Agreement. In either event, Patriot shall promptly provide a copy of the relevant call notice or KELLC’s put notice to Peabody. At least two business days prior to the closing of a put option or the call option as provided in the Sell Agreement, Peabody shall pay to Fort by wire transfer the lesser of (a) the total purchase price payable or (b) $13,647,418 less any amounts previously paid by Peabody pursuant to this Section 4.09. For the avoidance of doubt, the amount to be paid by Peabody under this Section 4.09 shall not exceed $13,647,418. Patriot shall not be required to repay any portion of the amount paid by Peabody under this Section 4.09.
          Section 4.10. Prairie State Permits.
               (a) After the Distribution Date, PEC shall use its commercially reasonable efforts to cause a member of the Peabody Group to apply for, and diligently pursue, the transfer of the permits held by PCC and set forth on Schedule 4.10(b) and to cause in connection with such transfers the replacement of each surety bond, letter of credit or other similar arrangement (collectively, “Prairie State Bonds”) with respect to the permits set forth on Schedule 4.10(b) by posting, or causing another party to post, a new bond in form and substance satisfactory to the applicable beneficiary of such Prairie State Bond.
               (b) Patriot will use commercially reasonable efforts to (i) execute and deliver such further instruments and documents and take such other actions as PEC may reasonably request in order to effectuate the transfer of the permits identified in Schedule 4.10(b) and (ii) take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective such transfers, including, without limitation, using commercially reasonable efforts to obtain any consents and approvals, make any filings and applications and remove any liens, claims, equity or other encumbrance on an Asset necessary or desirable in order to effect such transfers; provided that neither Patriot nor any of its Affiliates shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to Patriot or the Patriot Group or the business thereof. PEC shall (i) use commercially reasonable efforts to cooperate with Patriot in order to effect the transfer of the permits identified in Schedule 4.10(b) and (ii) promptly reimburse Patriot or its Affiliate, as the case may be, for any filing fee or other similar charge paid to a third party from whom such consents, approvals and amendments are requested.
ARTICLE V
LITIGATION MATTERS
          Section 5.01. Case Allocation.
               (a) As of the Distribution Date, Patriot shall, and, as applicable, shall cause the other members of the Patriot Group to, (i) diligently conduct, at its sole cost and expense, the defense of the Patriot Actions, including the Patriot Actions listed on Schedule 5.01(a) and any applicable future Patriot Actions; (ii) notify PEC of material litigation developments related to the Patriot Actions; and (iii) agree not to file any cross claim or institute separate legal proceedings against PEC in relation to the Patriot Actions.
               (b) As of the Distribution Date, PEC shall, and, as applicable, shall cause the other members of the PEC Group to, (i) diligently conduct, at its sole cost and expense, the defense of the PEC Actions, including the PEC Actions listed on Schedule 5.01(b) and any applicable future PEC Actions; (ii) notify Patriot of material litigation developments related to the PEC Actions; and (iii) agree not to file any cross claim or institute separate legal proceedings against Patriot in relation to the PEC Actions.
               (c) Notwithstanding anything in this Section 5.01 to the contrary, PEC shall have the right to participate in the defense of any Patriot Action and to be represented by attorneys of its own choosing and at its sole cost and expense, and Patriot shall have the right to participate in the defense of any PEC Action and to be represented by attorneys of its own choosing and at its sole cost and expense.
               (d) Patriot shall indemnify and hold harmless PEC and other members of the PEC Group against Liabilities arising in connection with Patriot Actions, and PEC shall indemnify and hold harmless Patriot and other members of the Patriot Group against Liabilities arising in connection with PEC Actions, in each case, in accordance with the indemnification provisions of Article VI.
               (e) As of the Distribution Date, PEC shall, and, as applicable, shall cause the other members of the PEC Group to, (i) diligently conduct the defense of the Joint Actions; (ii) notify Patriot of material litigation developments related to the Joint Actions; and (iii) agree not to file any cross claim or institute separate legal proceedings against Patriot in relation to the Joint Actions; provided that if it becomes clear that a Joint Action relates primarily to the Patriot Business then from and after such time such Joint Action shall instead be deemed to be a Patriot Action subject to clause (a) above; and provided, further, that if it becomes clear that a Joint Action does not relate primarily to the Patriot Business then from and after such time such Joint Action shall instead be deemed to be a PEC Action subject to clause (b) above. PEC and Patriot shall regularly meet to review and discuss the progress of the Joint Actions and the classification thereof. Any dispute regarding whether an Action remains a Joint Action shall be settle pursuant to the dispute resolution mechanics of Section 15.15.
               (f) Until such time as the respective Liabilities of the members of the PEC Group and Patriot Group are determined in connection with any Joint Action, PEC and Patriot shall each pay 50% of the cost and expenses associated with the defense of such Joint Action. The parties agree that, to effect the foregoing sharing arrangement, counsel in connection with any Joint Action shall be instructed to render separate bills to PEC and to Patriot. In the event that PEC pays any costs or expenses that are the responsibility of Patriot hereunder, Patriot shall promptly reimburse PEC for such amounts. Patriot shall have the right to employ separate counsel to represent it and members of the Patriot Group if Patriot shall have reasonably concluded that there may be a legal defense available to members of the Patriot Group that are different from or in addition to those available to PEC or representation of both PEC (or any member of the PEC Group) and Patriot (or any member of the Patriot Group) by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case fees and expenses of such counsel incurred by Patriot shall be included in the amounts allocated by the next sentence of this paragraph (f). Upon the determination of Liability of the members of the PEC Group and Patriot Group in connection with any Joint Action, Patriot shall indemnify and hold harmless PEC and other members of the PEC Group against the portion of such Liabilities relating primarily to the Patriot Business, and PEC shall indemnify and hold harmless Patriot and other members of the Patriot Group against the portion of such Liabilities relating primarily to the PEC Business, including, in each case, the costs and expenses associated with the defense of such Joint Action since the beginning of such Joint Action, which shall be allocated between PEC and Patriot in proportion to the Liability with respect to such Joint Action of members of the PEC Group, on the one hand, and members of the Patriot Group, on the other hand. Indemnification pursuant to this Section 5.01(f) shall be in accordance with the indemnification provisions of Article VI.
               (g) As of the Distribution Date, PEC shall, and shall cause the other members of the PEC Group to, transfer those actions that are primarily related to the Patriot Business in which one or more members of the PEC Group is a plaintiff or claimant, all of which are listed in Schedule 5.01(g) (collectively, the “Transferred Patriot Actions”), to Patriot, and Patriot shall be responsible for the continued prosecution of such Actions, and for costs and expenses thereof, and shall receive and have the benefit of all of the proceeds of the Transferred Patriot Actions.
               (h) As of the Distribution Date, Patriot shall, and shall cause the other members of the Patriot Group to, transfer those actions that are not primarily related to the Patriot Business in which one or more members of the Patriot Group is a plaintiff or claimant, all of which are listed in Schedule 5.01(h) (collectively, the “Transferred PEC Actions”), to PEC, and PEC shall be responsible for the continued prosecution of such Actions, and for costs and expenses thereof, and shall receive and have the benefit of all of the proceeds of the Transferred PEC Actions.
               (i) As of the Distribution Date, PEC shall assume the responsibility of litigating the case of Clintwood Elkhorn Mining Co. v. United States, pending before the United States Court of Appeals for the Federal Circuit (the “Black Lung Case”). PEC shall receive and have the benefit of all of the proceeds of the Black Lung Case, including interest, and shall be responsible for the payment of attorneys’ fees and costs.
               (j) As of the Distribution Date, PEC shall assume the responsibility of litigating Consolidated Coal Co. v. United States, No. 01-254C, pending in the United States Court of Federal Claims (the “Federal Reclamation Case”). PEC shall receive and have the benefit of all of the proceeds of the Federal Reclamation Case, including interest, and shall be responsible for the payment of attorneys’ fees and costs in connection with the Federal Reclamation Case.
          Section 5.02. Litigation cooperation.
               (a) Each of PEC and Patriot agrees that at all times from and after the Effective Time, if an Action currently exists or is commenced by a third-party with respect to which a Party (or any member of such Party’s respective Group) is a named defendant but such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party shall use commercially reasonable efforts to cause the named but not liable defendant to be removed from such Action and such defendant shall not be required to make any payments or contribution in connection therewith.
               (b) If, in the case of any Action involving a matter contemplated by Section 5.01, there is a conflict of interest between the Parties, or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the non-responsible Party or such Party’s business or operations, such Party shall be entitled to retain, at the responsible Party’s expense, separate counsel as required by the applicable rules of professional conduct (which counsel shall be reasonably acceptable to the responsible Party) and to participate in (but not control) the defense, compromise, or settlement of that portion of the Third Party Claim that seeks equitable relief with respect to the named Party.
               (c) PEC and Patriot shall each use commercially reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents, and the officers, directors, employees and agents of its subsidiaries, as witnesses to the extent that such individuals may reasonably be required in connection with any legal, administrative or other proceedings arising out of the business of the other, or of any entity that is part of the other Party’s Group in which the requesting Party or a member of its Group may be involved. The requesting Party shall bear all out-of-pocket costs and expenses in connection therewith. On and after the Effective Time, in connection with any matter contemplated by this Section 5.02(c), the Parties will maintain any attorney-client privilege or work product immunity of any member of any Group as required by the Common Interest Agreement.

ARTICLE VI
INDEMNIFICATION
          Section 6.01. Patriot Indemnification of the PEC Group. On and after the Distribution Date, Patriot shall indemnify, defend and hold harmless each member of the PEC Group, and each of their respective directors, officers, employees and agents (the “PEC Indemnitees”) from and against any and all Indemnifiable Losses incurred or suffered by any of the PEC Indemnitees and arising out of, or due to, (a) the failure of Patriot or any member of the Patriot Group to pay, perform or otherwise discharge, any of the Patriot Liabilities and (b) any untrue statement or alleged untrue statement of any material fact contained in the preliminary or final Form 10, the preliminary or final Information Statement or any amendment or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (other than the information about PEC included in the sections of the Information Statement attached as Exhibit 99.1 to the Form 10 entitled “Summary — Our Business,” “Summary – Summary of the Spin-Off,” and “The Spin-Off — Reasons for the Spin-Off,” or any amendment or supplement thereto); provided, that Patriot shall have no obligation to indemnify PEC or any other member of the PEC Group with respect to any matter to the extent that such party has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith.
          Section 6.02. PEC Indemnification of Patriot Group. On and after the Distribution Date, PEC shall indemnify, defend and hold harmless each member of the Patriot Group and each of their respective directors, officers, employees and agents (the “Patriot Indemnitees”) from and against any and all Indemnifiable Losses incurred or suffered by any of the Patriot Indemnitees and arising out of, or due to, (a) the failure of PEC or any member of the PEC Group to pay, perform or otherwise discharge, any of the PEC Liabilities and (b) any untrue statement or alleged untrue statement of any material fact regarding PEC included in the sections of the Information Statement attached as Exhibit 99.1 to the Form 10 entitled “Summary – Our Business,” “Summary — The Spin-Off,” and “The Spin-Off — Reasons for the Spin-Off,” or any amendment or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that PEC shall have no obligation to indemnify Patriot or any other member of the Patriot Group with respect to any matter to the extent that such party has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith.
          Section 6.03. Contribution. In circumstances in which the indemnity agreements provided for in Sections 6.01(b) and 6.02(b) are unavailable or insufficient, for any reason, to hold harmless an indemnified party in respect of any Indemnifiable Losses arising thereunder, each indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such Indemnifiable Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such Indemnifiable Losses, as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Patriot or PEC, the Parties’ relative intents, knowledge, access to information and opportunity to correct or prevent such statement or omission, and any other equitable considerations appropriate in the circumstances.
          Section 6.04. Insurance and Third Party Obligations. No insurer or any other third party shall be, by virtue of the foregoing indemnification provisions, (a) entitled to a benefit it would not be entitled to receive in the absence of such provisions, (b) relieved of the responsibility to pay any claims to which it is obligated, or (c) entitled to any subrogation rights with respect to any obligation hereunder.
          Section 6.05. Indemnification Obligations Net of Insurance Proceeds and Other Amounts on a Net-Tax Basis.
               (a) Any Liability subject to indemnification or contribution pursuant to this Article VI, will (i) be net of Insurance Proceeds that actually reduce the amount of the Liability, (ii) be net of any proceeds received by an Indemnified Party from any third party for indemnification for such Liability that actually reduce the amount of the Liability (“Third Party Proceeds”) and (iii) will be determined on a Net-Tax Basis. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VI to any Indemnified Party will be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.
               (b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contributions provisions hereof, have any subrogation rights with respect thereto. The Indemnified Party shall use commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds and any Third Party Proceeds to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks contribution or indemnification pursuant to this Article VI; provided that the Indemnified Party’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.
               (c) The term “Net-Tax Basis” as used in this Article VI means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Liabilities, the amount of such Liabilities will be determined net of any theoretical reduction in Tax realizable (assuming a hypothetical effective tax rate of 40%) by the Indemnified Party as the result of sustaining or paying such Liabilities after taking into account any Tax incurred on the receipt of Insurance Proceeds, and the amount of such Indemnity Payment will be increased (i.e., “grossed up”) by the amount necessary to satisfy any income or franchise Tax liabilities that will be incurred by the Indemnified Party as a result of its receipt of, or right to receive, such Indemnity Payment (as so increased), so that the Indemnified Party is put in the same net after-Tax economic position as if it had not incurred such Liabilities, in each case without taking into account any impact on the Tax basis that an Indemnified Party has in its assets.
          Section 6.06. Notice and Payment of Claims. If any PEC or Patriot Indemnitee (the “Indemnified Party”) determines that it is or may be entitled to indemnification by a Party (the “Indemnifying Party”) under this Article VI (other than in connection with any Action or claim subject to Section 6.07), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within 30 days after receipt of such notice, pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor within the same 30 day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.
          Section 6.07. Notice and Defense of Third Party Claims. Promptly following the earlier of (a) receipt of notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (b) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 6.07 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Within 30 days after receipt of such notice, the Indemnifying Party shall by giving written notice thereof to the Indemnified Party, (a) acknowledge, as between the parties hereto, liability for, and at its option elect to assume the defense of such Third Party Claim at its sole cost and expense or (b) object to the claim of indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 6.07 setting forth the grounds therefor; provided that if the Indemnifying Party does not within the same 30 day period give the Indemnified Party written notice acknowledging liability or objecting to such claim and setting forth the grounds therefor, the Indemnifying Party shall be deemed to have acknowledged, as between the parties hereto, its liability to the Indemnified Party for such Third Party Claim. Any contest of a Third Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party’s sole cost and expense. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party; provided that the Indemnifying Party may not agree to any such settlement pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third Party Claim for which it has acknowledged liability for indemnification under Article VI, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney’s fees and reasonable out-of-pocket expenses incurred in defending against such Third Party Claim, and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided that the Indemnifying Party shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount for which the Indemnified Party is entitled to be indemnified (if any) within 15 days after the final resolution of such Third Party Claim (whether by the final nonappealable judgment of a court of competent jurisdiction or otherwise), or, in the case of any Third Party Claim as to which the Indemnifying Party has not acknowledged liability, within 15 days after such Indemnifying Party’s objection has been resolved by settlement, compromise or the final nonappealable judgment of a court of competent jurisdiction.
ARTICLE VII
EMPLOYEE MATTERS
          Section 7.01. Employee Matters Agreement. All matters relating to or arising out of any employee benefit, compensation or welfare arrangement in respect of any present and former employee of the PEC Group or the Patriot Group shall be governed by the Employee Matters Agreement substantially in the form of Exhibit B hereto, except as may be expressly stated herein. In the event of any inconsistency with respect to such matters between the Employee Matters Agreement and this Agreement or any Ancillary Agreement, the Employee Matters Agreement shall govern to the extent of the inconsistency.
ARTICLE VIII
TAX MATTERS
          Section 8.01. Tax Separation Agreement. All matters relating to Taxes shall be governed exclusively by the Tax Separation Agreement substantially in the form of Exhibit F hereto, except as may be expressly stated herein. In the event of any inconsistency with respect to such matters between the Tax Separation Agreement and this Agreement or any Ancillary Agreement, the Tax Separation Agreement shall govern to the extent of the inconsistency.
ARTICLE IX
ACCOUNTING MATTERS
          Section 9.01. Intercompany Accounts.
        (a) Each Intercompany Account outstanding immediately prior to the Effective Time, in any general ledger account of PEC, Patriot or any of their respective Affiliates, other than those set forth on Schedule 9.01(a), shall be satisfied and/or settled by the relevant members of the PEC Group and the Patriot Group no later than the Effective Time by (i) forgiveness by the relevant obligor, (ii) one or a related series of distributions of and/or contributions to capital, or (iii) cash payment by the relevant obligor to the relevant obligee, in each case as agreed to by the Parties.
        (b) To the extent intercompany accounts are not satisfied in accordance with Section 9.01(a), each Intercompany Account outstanding immediately prior to the Effective Time under any of the general ledger accounts of PEC, Patriot or any of their respective Affiliates set forth on Schedule 9.01(a) shall continue to be outstanding after the Effective Time and thereafter (i) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation, and (ii) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a third-party and shall no longer be an Intercompany Account.
ARTICLE X
INTELLECTUAL PROPERTY MATTERS
          Section 10.01. Software License Agreement. All matters relating to the ownership and right to use intellectual property, other than trademarks or as provided in Section 13.07, shall be governed exclusively by the Software License Agreement substantially in the form of Exhibit D hereto. In the event of any inconsistency with respect to such matters between the Software License Agreement and this Agreement or any Ancillary Agreement, the Software License Agreement shall govern to the extent of the inconsistency.
ARTICLE XI
TRANSITION SERVICES
          Section 11.01. Transition Services Agreement. All matters relating to the provision of support and other services by the PEC Group to the Patriot Group after the Effective Time covered by the Transition Services Agreement, other than as provided in Section 13.07, shall be governed exclusively by the Transition Services Agreements substantially in the form of Exhibit G hereto, except as may be expressly stated herein. In the event of any inconsistency with respect to such matters between the Transition Services Agreement and this Agreement or any Ancillary Agreement, the Transition Services Agreement shall govern to the extent of the inconsistency.
ARTICLE XII
REAL PROPERTY MATTERS
          Section 12.01. Real Property Agreements. All matters relating to real property to be owned, leased, subleased, occupied, or shared by the PEC Group or the Patriot Group after the Effective Time shall be governed by the Real Property Agreements substantially in the form of Exhibit C hereto. In the event of any inconsistency with respect to such matters between the Real Property Agreements and this Agreement or any Ancillary Agreement, the Real Property Agreements shall govern to the extent of the inconsistency.

ARTICLE XIII
INFORMATION; SEPARATION OF DATA
          Section 13.01. Provision of Corporate Records. As soon as practicable following the Effective Time, PEC and Patriot shall each arrange for the provision to the other of existing corporate documents (e.g. minute books, stock registers, stock certificates, documents of title, contracts, etc.) in its possession relating to the other or its business and affairs or to any other entity that is part of such other’s respective Group or to the business and affairs of such other entity.
          Section 13.02. Access to Information. From and after the Effective Time, PEC and Patriot shall each afford the other and its accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to Persons possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information in its possession relating to the business and affairs of the other or a member of its Group (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by the other including, without limitation, for audit, accounting and litigation purposes.
          Section 13.03. Retention of Records. Except as otherwise required by law or agreed to in writing, each Party shall, and shall cause the members of its Group to, retain all information relating to the other’s business in accordance with the past practice of such Party. Notwithstanding the foregoing, either Party may destroy or otherwise dispose of any information at any time in accordance with the corporate record retention policy maintained by such Party with respect to its own records.
          Section 13.04. Confidentiality.
               (a) Notwithstanding any termination of this Agreement, for a period of five (5) years from the Effective Time the Parties shall hold, and shall cause each of their respective subsidiaries to hold, and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any ongoing or future commercial purpose, without the prior written consent of the other Party, any and all Confidential Information concerning any other Party; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for our auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective subsidiaries are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against any other Party, or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures; provided, further, that each Party (and members of its Group as necessary) may use, or may permit use of, Confidential Information of the other Party in connection with such first Party performing its obligations, or exercising its rights, under this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information.
                (b) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information and (ii) confidentiality obligations provided for in any agreement between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the PEC Business or the Patriot Business, as the case may be; provided, such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 13.04(a). Such continued right to use may not be transferred (directly or indirectly) to any third party without the prior written consent of the applicable Party, except pursuant to Section 15.05(b).
                (c) Each Party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third parties that was received under confidentiality or non-disclosure agreements with such third party prior to the Effective Time. Such Party will hold, and will cause the other members of its Group and their respective representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Effective Time between one or more members of the such Party’s Group (whether acting through, on behalf of, or in connection with, the separated businesses) and such third parties.
                (d) Upon the written request of a Party, the other Party shall promptly, (i) deliver to such requesting Party all original Confidential Information (whether written or electronic) concerning such requesting Party and/or its Subsidiaries, and (ii) if specifically requested by such requesting Party, destroy any copies of such Confidential Information (including any extracts there from). Upon the written request of such requesting Party, the other Party shall cause one of its duly authorized officers to certify in writing to such requesting Party that the requirements of the preceding sentence have been satisfied in full.

          Section 13.05. Privileged Matters.
                (a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the PEC Group and the Patriot Group, and that each of the members of the PEC Group and the Patriot Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable Law.
                (b) The Parties recognize that legal and other professional services will be provided following the Effective Time which will be rendered solely for the benefit of PEC or Patriot, as the case may be. With respect to such post-separation services, the Parties agrees as follows:
               (i) PEC shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the PEC Business, whether or not the privileged information is in the possession of or under the control of PEC or Patriot. PEC shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting PEC Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by PEC, whether or not the privileged information is in the possession of or under the control of PEC or Patriot; and
               (ii) Patriot shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Patriot Business, whether or not the privileged information is in the possession of or under the control of PEC or Patriot. Patriot shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Patriot Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Patriot, whether or not the privileged information is in the possession of or under the control of PEC or Patriot.
                (c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 13.05, with respect to all privileges not allocated pursuant to the terms of Section 13.05(b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve both PEC and Patriot in respect of which both Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.
                (d) No Party may waive any privilege which could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in subsections (e) or (f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent. Each Party shall use its reasonable best efforts to preserve any privilege held by the other party if that privilege is a shared privilege or has been allocated to the other party pursuant to Section 13.05(b).

                (e) In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Group’s, and shall not operate as a waiver of the shared privilege with respect to third parties.
                (f) If a dispute arises between the Parties or their respective subsidiaries regarding whether a privilege should be waived to protect or advance the interest of either Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.
                (g) Upon receipt by either Party or by any subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which the other Party has the sole right hereunder to assert a privilege, or if either Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 13.05 or otherwise to prevent the production or disclosure of such privileged information.
                (h) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of PEC and Patriot as set forth in Section 13.04 and Section 13.05, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. Nothing provided for herein or in any Ancillary Agreement shall be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.
          Section 13.06. Ownership of Information. Any Information owned by one Party or any of its subsidiaries that is provided to a requesting Party pursuant to Article VI, Article XV, or this Article XIII shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.
          Section 13.07. Separation of Data. Patriot acknowledges and agrees that PEC may, after the Effective Time, delete or cause to be deleted any Information which does not relate to the Patriot Business which is contained in, stored in or accessible through any Software provided to Patriot under the Software License Agreement, the Transition Services Agreement or otherwise. The foregoing will not be deemed to be a violation of any provision of this Agreement, the Software License Agreement, or the Transition Services Agreement. The provisions of Section 13.04 apply to Patriot’s use of any such Information prior to its deletion.

ARTICLE XIV
INTEREST ON PAYMENTS
          Section 14.01. Interest. Except as otherwise expressly provided in this Agreement or an Ancillary Agreement, all payments by one Party to the other under this Agreement or any Ancillary Agreement shall be paid by company check or wire transfer of immediately available funds to an account in the United States designated by the recipient, within thirty (30) days after receipt of an invoice or other written request for payment setting forth the specific amount due and a description of the basis therefor in reasonable detail. Any amount remaining unpaid beyond its due date, including disputed amounts that are ultimately determined to be payable, shall bear interest at a rate of simple interest per annum equal to the Applicable Rate. Notwithstanding anything to the contrary contained herein or in any Ancillary Agreement, in no event shall the amount or rate of interest due and payable exceed the maximum amount or rate of interest allowed by applicable law and, in the event any such excess payment is made or received, such excess sum shall be credited as a payment of principal (or if no principal shall remain outstanding, shall be refunded).
ARTICLE XV
MISCELLANEOUS
          Section 15.01. Expenses. Except as set forth on Schedule 15.01 or as specifically provided in this Agreement or any Ancillary Agreement, PEC shall pay all costs and expenses incurred in connection with the spin-off and the transactions contemplated by this Agreement (including transfer taxes and the fees and expenses of the Distribution Agent and of all counsel, accountants and financial and other advisors), and all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and the Ancillary Agreements. Without limiting the foregoing, PEC shall pay the other expenses of the spin-off, including the legal, filing, accounting, printing, and other expenses in connection with the preparation, printing and filing of the Form 10 and the Information Statement.
          Section 15.02. Notices. All notices and communications under this Agreement shall be in writing and shall be deemed to have been given (a) when received, if such notice or communication is delivered by facsimile, hand delivery or overnight courier, and, (b) three (3) business days after mailing if such notice or communication is sent by United States registered or certified mail, return receipt requested, first class postage prepaid. All notices and communications, to be effective, must be properly addressed to the party to whom the same is directed at its address as follows:

If to PEC, to:	Peabody Energy Corporation
701 Market Street
St. Louis, MO 63101
Attention: Alexander Schoch
Executive Vice President – Law
Fax: 314-342-3419

If to Patriot, to:	Patriot Coal Corporation
701 Market Street
St. Louis, MO 63101
Attention: Joseph W. Bean
Senior Vice President, General Counsel & Corporate Secretary
Fax: 314-342-3419
     Either Party may, by written notice delivered to the other Party in accordance with this Section 15.02, change the address to which delivery of any notice shall thereafter be made.
          Section 15.03. Amendment and Waiver. This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the Party or Parties to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.
          Section 15.04. Entire Agreement. This Agreement, together with the Ancillary Agreements, constitutes the entire understanding of the Parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of any Ancillary Agreement with respect to the subject matter thereof, the provisions of such Ancillary Agreement shall prevail to the extent of the inconsistency.
          Section 15.05. Consolidation, Merger, Etc.; Parties in Interest; Termination.
                (a) Neither Party (referred to in this Section 15.05(a) as a “Transferring Party”) shall consolidate with or merge into any other entity or convey, transfer or lease all or any substantial portion of its properties and assets to any entity, unless, in each case, the other party to such transaction expressly assumes, by a written agreement, executed and delivered to the other Party hereto, in form reasonably satisfactory to such other Party, all of the Liabilities of the Transferring Party under this Agreement and the Ancillary Agreements and the due and punctual performance or observance of every agreement and covenant of this Agreement and Ancillary Agreements on the part of the Transferring Party to be performed or observed.
                (b) Neither of the Parties hereto may assign its rights or delegate any of its duties under this Agreement without the prior written consent of each other Party. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any Person other than members of the PEC Group and the Patriot Group and the PEC Indemnitees and Patriot Indemnitees under Article VI hereof.
                (c) This Agreement (including Article VI hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of PEC without the approval of Patriot or the shareholders of PEC. In the event of such termination, neither Party shall have any liability of any kind arising from such termination to the other Party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties; provided, however, that Article VI shall not be terminated or amended after the Distribution in respect of any PEC Indemnitee or Patriot Indemnitee without the consent of such Person.
          Section 15.06. Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto will use commercially reasonable efforts to (a) execute and deliver such further instruments and documents and take such other actions as any other Party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (b) take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using commercially reasonable efforts to obtain any consents and approvals, make any filings and applications and remove any liens, claims, equity or other encumbrance on an Asset of the other Party necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no Party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the Party or its Group or the business thereof.
          Section 15.07. Severability. In the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          Section 15.08. Governing Law; Jurisdiction. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware, without regard to the conflicts of law rules of such state. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the courts of the State of Missouri or any federal court with subject matter jurisdiction located in the City of St. Louis (and any appeals court therefrom) in the event any dispute arises out of this Agreement or any Ancillary Agreement or any transaction contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any Ancillary Agreement or any transaction contemplated hereby or thereby in any court other than such courts.
          Section 15.09. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

          Section 15.10. Third Party Beneficiaries. Except as provided in Article VI and except as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
          Section 15.11. Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to provisional or temporary injunctive relief in accordance therewith in any court of the United States, this being in addition to any other remedy or relief to which they may be entitled.
          Section 15.12. Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, no Indemnifying Party shall be liable to an Indemnified Party for any special, indirect, incidental, punitive, consequential, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages (provided that any such liability with respect to a Third Party Claim shall be considered direct damages) arising in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.
          Section 15.13. Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition, and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.
          Section 15.14. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
          Section 15.15. Disputes.
                (a) Except as otherwise provided in any Ancillary Agreement, all disputes, controversies or claims between members of the PEC Group and the Patriot Group, which are parties to this Agreement or any Ancillary Agreement, arising out of or relating to this Agreement or any Ancillary Agreement or the performance by the parties of its or their terms, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes in connection with claims by third parties (collectively, “Disputes”), shall be resolved only in accordance with the provisions of this Section 15.15; provided, however, that nothing contained herein shall preclude any party to a Dispute from seeking or obtaining (i) injunctive relief to prevent an actual or threatened breach of any of the provisions of this Agreement or any Ancillary Agreement, or (ii) equitable or other judicial relief to enforce the provisions of this Section 15.15 hereof or to preserve the status quo pending resolution of Disputes hereunder.
                (b) Any party or parties to a Dispute of either Group may give the parties to the Dispute of the other Group written notice of the Dispute initiating the procedures hereunder. Within ten days after delivery of the notice of a Dispute, the receiving parties shall submit to the other a written response. The notice and the response shall include a statement of each party’s respective position and a summary of arguments supporting that position and the name and title of the executive who will represent the claimants and of any other individual who will accompany such executive in resolving the Dispute. Within twenty (20) days after delivery of the first notice, the executives of both Groups shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve the Dispute. All reasonable requests for information made by one party to the another will be honored. If the Dispute has not been resolved by negotiation within forty (40) days of the notice of the Dispute, the board of directors of PEC and Patriot shall appoint independent committees that will negotiate in good faith to attempt to resolve the Dispute.
                (c) If the Dispute has not been resolved by negotiation within sixty (60) days of the notice of Dispute, the Dispute may, by mutual consent of both Parties, be submitted for resolution by a panel of three arbitrators conducted in accordance with the CPR Rules for Non-Administered Arbitration or AAA Rules (the “Rules”), as modified by this Section 15.15. The Claimants acting jointly, on the one hand, and the Respondents acting jointly, on the other hand, shall each appoint one arbitrator within fourteen (14) days after the Claimants give an arbitration notice. The two arbitrators so appointed shall designate the third arbitrator by mutual agreement within 30 days after the arbitration notice is given. If the two arbitrators so appointed fail to designate the third arbitrator within such period, then any Party may request the International Institute for Conflict Prevention & Resolution (“CPR”) to appoint the third arbitrator within fourteen (14) days after such request. The third arbitrator shall be a lawyer licensed to practice in the State of Missouri who shall not be related to, employed by, affiliated with or have had a substantial or ongoing business relationship with any member of either Group. Notwithstanding the foregoing, if the amount in dispute is less than $5,000,000, then the Claimants and Respondents shall appoint, together, a single arbitrator, reasonably acceptable to them, licensed to practice in the State of Missouri who shall not be related to, employed by, affiliated with or have had a substantial or ongoing business relationship with any member of either Group.
                (d) The arbitration shall be conducted in St. Louis, Missouri (or at any other place agreed upon by the parties and the arbitrators). The parties will facilitate the arbitration by: (i) making available to one another and to the arbitrators for examination, inspection and extraction all documents, books, records and personnel under their control if determined by the arbitrators to be relevant to the dispute; (ii) conducting arbitration hearings to the greatest extent possible on successive days; and (iii) observing strictly the time periods established by this Section 15.15, the Rules or by the arbitrators for submission of evidence or briefs. All issues in connection with the Dispute, including procedural issues, shall be decided by the concurrence of at least two arbitrators, and all decisions by the arbitrators shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law relied upon in reaching the decision. The panel of arbitrators shall decide the issues submitted to it in accordance with the language and commercial purposes of this Agreement or the relevant Ancillary Agreement (as applicable); provided that all questions of law shall be governed by the internal laws of the State of Delaware, without regard to its conflict of laws rules. The arbitrators’ decision shall be final and binding as to all matters at issue in the Dispute; provided, however, if necessary such decision may be enforced by either party in any court having jurisdiction over the parties or the subject matter of the Dispute. Unless the arbitrators shall assess the costs and expenses of the arbitration proceeding and of the parties differently, each party shall pay its costs and expenses incurred in connection with the arbitration proceeding, and the costs and expenses of the arbitrators shall be shared equally by the parties.
[Signatures appear on following page.]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

PEABODY ENERGY CORPORATION

By:

Name:
Title:

PATRIOT COAL CORPORATION

By:

Name:
Title: